Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement and related Prospectus on Form S-3 of Construction Partners, Inc. of our report dated January 13, 2025, relating to consolidated and combined financial statements of Asphalt Inc., LLC d/b/a Lone Star Paving Company and ACE Aggregates, LLC as of and for the twelve months ended September 30, 2024, appearing in the Current Report on Form 8-K/A of Construction Partners, Inc. dated January 17, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Armanino LLP

Austin, Texas

August 15, 2025